Exhibit 4.1
                           CONVERTIBLE PROMISSORY NOTE

DATED:   SEPTEMBER 13, 2004

1.       PRINCIPAL / BORROWERS PROMISE TO PAY

         FOR VALUE RECEIVED, the undersigned, AGU ENTERTAINMENT CORP., A COLORADO CORPORATION whose address is 11077 Biscayne Blvd, Miami, Florida 33161 ("BORROWER"), promises to pay to Galt Financial Corporation, ("LENDER"), whose address is 17 Larkspur Lane, Newtown, PA 18940, the principal sum of $500,000.00, with annual interest thereon calculated in accordance with the terms and provisions provided below. All sums owing under this Note are payable in lawful money of the United States of America.

2.       INTEREST

         (a) Interest on this Note shall be due and payable within ten days after the first day of each calendar quarter beginning with the first calendar quarter after the date hereof. Thereafter, Interest shall accrued on this Note and be payable at a fixed annual rate of 10.0%, until such time as this Note is paid in full or converted into common stock.

         (b) All amounts required to be paid under Lender's Note shall be payable to the Lender at 17 Larkspur Lane, Newtown, PA 18940, or at another place as Lender, from time to time, may designate in writing.

         (c) Interest calculations shall be based on a 365-day year and charged on the basis of actual days elapsed.

3.       MATURITY DATE; CONVERSION

         (a) The entire principal balance of this Note, together with all accrued and unpaid interest and fees, shall be due and payable on September 13, 2006 ("Maturity Date"), unless otherwise prepaid in accordance with the terms of this Note. Notwithstanding the foregoing, Lender may, in its discretion and at its sole option, extend the Maturity date for successive one-year options, without changing any of the terms contained herein.

         (b) Notwithstanding anything to the contrary herein, the Lender will have the right to convert the principal balance outstanding on the Note into common stock of the Borrower, at any time, by notifying the Borrower of his intent to convert all or a portion of the Note. The conversion price is $1.00 per share, subject to adjustment as set forth herein (the "Conversion Price"). In the event Lender elects to convert all or any portion of this Note, Lender shall provide the Borrower with written notice at least two days prior to conversion date. If the Lender is converting less than the maximum number of shares it may convert under its Note, the Borrower shall reissue the Note with the appropriate remaining principal amount as soon as practicable after the completion of Lender's conversion. Borrower shall pay to Lender all unpaid interest accruing on the Note, or any portion thereof that is converted, up through the time of conversion within five calendar days of said conversion. The shares acquired by Lender upon conversion hereunder may be repurchased by Borrower on an "all-or-none" basis, at Borrower's sole election, at a price of $5.00 cash per share (subject to the same adjustments applicable to the conversion rate described above) up through and including September 9, 2005. Lender, in its sole and absolute discretion, may agree to accept payment as aforesaid for less than all of said shares acquired upon conversion. To the extent that Borrower has not paid Lender the foregoing repurchase price for all of said shares by September 9, 2005, said repurchase right shall lapse.

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         (c) Adjustment of Conversion Rate. The conversion rate in effect at any time shall be subject to adjustment as follows:

                  i) In the case the Company shall (a) declare a dividend on its outstanding common stock in shares of its capital stock, (b) subdivide its outstanding common stock, (c) combine its outstanding shares of common stock into a smaller number of such shares, or (d) issue by reclassification of its common stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation) any shares of any class of stock, the conversion rate in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the Holder of this Note surrendered for conversion after such time shall be entitle to receive the number and kind of shares which he would have owned or would have been entitled to receive had this Note been converted immediately prior to such time. Such adjustment shall be made successively whenever any event listed above shall occur.

                  ii) All calculation under this Paragraph 3(c) shall be made to the nearest cent or to the nearest one tenth (1/10) of a share, as the case may be. Whenever the conversion rate is adjusted as herein provided, the Borrower shall promptly give written notice to the Lender and/or Holder showing the adjusted conversion rate determined as provided herein, setting forth the conversion rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment and a computation thereof.

                  iii) In the event:

                  A) The Borrower  shall declare a dividend on its common stock;
         or

                  B) Of any subdivision, combination or reclassification of the Borrower's common stock, or of any consolidation or merger to which the Borrower is a party and for which approval of any shareholders of the Borrower is required, or of the sale or transfer of all or substantially all of the assets of the Borrower; or

                  C) Of the voluntary or involuntary dissolution, liquidation or winding up of the affairs or business of the Borrower; or

                  D) The Borrower proposes to take any other action which would require an adjustment of the conversion rate pursuant to Section 3(c) hereof, then the Borrower shall mail to the Lender and/or Holder at his last known address, at least twenty (20) days prior to the applicable record date hereinafter specified, a notice stating (1) the date of which the holders of shares of common stock of record to be entitled to receive any such dividend or distribution are to be determined; or (2) the date on which any such subdivision, combination, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of common stock for securities and other property, if any, deliverable upon such subdivision, combination,


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         reclassification,  consolidation,  merger, sale, transfer, dissolution, liquidation or winding up. The failure to give the notice required by this Subsection 3(c)(iii) or any defect therein shall not affect the legality or validity of any dividend, distribution, right, warrant,
         subdivision,  combination,  reclassification,   consolidation,  merger,
         sale, transfer, dissolution, liquidation or winding up, or the vote upon any such action.

                  iv) The Borrower shall at all times reserve and keep available, free from pre-emptive rights of those persons other than Lender, out of its authorized but unissued common stock, for the purpose of effecting the conversion of the Note, the full number of shares of common stock then issuable upon the conversion of this Note. If at any time the number of authorized and/or unissued shares of common stock shall not be sufficient to effect the conversion of this Note at the conversion rate then in effect, the Borrower shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of common stock to such number of shares as shall be sufficient for such purpose. No fractional shares of common stock shall be issued upon conversion of this Note. In lieu of issuing any fractional interest of a share of common stock, the Borrower shall purchase such fractional interest at the publicly traded market price for its shares, rounded to the nearest dollar.

                  v) The Borrower covenants that any and all shares of common stock which may be issued upon conversion of the Note, upon issue, be duly and validly issued, fully paid and non-assessable.

         (d) The Shares offered with this Note will not be registered under the Securities Act or under the securities laws of any state or other jurisdiction. As a result, the Shares cannot be transferred or otherwise disposed of without registration under the Securities Act or, if applicable, the securities laws of any state or other jurisdiction, absent an otherwise applicable exemption there from, if any.

         (e) The Shares offered in with this Note involve a high degree of risk. There is no public market for any of these Shares and the Borrower cannot assure that a public market will be developed or be sustained if developed.

4.       BORROWER'S RIGHT OF REDEMPTION.

         Notwithstanding anything to the contrary in this Agreement, the Borrower shall have the absolute right to redeem or prepay the principal amount of this Note, then remaining upon 30 days advance written notice to Lender. The Note may not be partially redeemed or prepaid. In the event of said redemption or prepayment, Borrower shall pay to Lender an additional fee, which shall not be deemed to be interest, equal to 10% of the sum redeemed or prepaid.

5.       LATE CHARGE

         If any required payment, including the final payment due on the maturity date, is not paid within 15 days from and including the date upon which it was due (whether by acceleration or otherwise), then, in each such event, all past due amounts shall be subject to a late penalty of five (.05) cents on every dollar owed (the "late penalty"). This late penalty shall be in addition to any other interest due as provided for herein and in addition to all other rights


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and  remedies  provided  herein  or by law for the  benefit  of the  holder on a default. The acceptance of any payment by the holder of the Note shall not act to restrict the holder at all in exercising any other rights under the Note or the law, to waive or release Borrowers from any obligations contained herein, or to extend the time for payments due under this Note.

6.       DEFAULT AND REMEDIES

         If Borrowers fail to pay principal and/or interest on the date on which it falls due or to perform any of the agreements, conditions, covenants, provisions, or stipulations contained in this Note, then Lender, at its option and without notice to Borrowers, may declare immediately due and payable the entire unpaid balance of principal with interest from the date of default and all other sums due by Borrowers hereunder anything herein to the contrary notwithstanding, at a default rate equal to the higher of 18% per annum or the highest rate of interest permitted by applicable law. Payment of this sum may be enforced and recovered in whole or in part at any time by one or more of the remedies provided to Lender in this Note. In that case, Lender also may recover a reasonable attorney's fee and/or all collection costs, including those that may be incurred on appeal, as well as interest on any judgment obtained by Lender at then prevailing rates.

         The remedies of Lender provided in this Note shall be cumulative and concurrent, and they may be pursued singly, successively, or together at the sole discretion of Lender. They may be exercised as often as occasion shall occur, and failing to exercise one shall in no event be construed as a waiver or release of it.

         As a material inducement for Lender to make the loan to Borrower that is evidenced by this Note, Borrower has agreed to enter into a consulting agreement (the "Consulting Agreement") with the principal of Lender ("Principal"), whereby Borrower is to issue to Principal or his assigns, upon the execution of the Consulting Agreement, 500,000 restricted shares of Borrower's common stock, which shall be deemed to be fully paid for and non-assessable upon the execution of the Consulting Agreement. In the event Borrower fails to execute said Consulting Agreement and/or provide instructions to its Transfer Agent to deliver 500,000 of its restricted common shares to Principal or his assigns within five calendar days of the date hereof, said failure shall be deemed a default hereunder entitling Lender to the specific remedy of reducing the conversion price set forth in this Note from $1.00 per share to $0.50 per share.

         As a material inducement for Lender to: i) make the loan to Borrower that is evidenced by this Note; and ii) withdraw its demand for perpetual pre-emptive rights, to insure that Lender's interest in Borrower is not diluted, Borrower has agreed to grant to Lender a five-year warrant to purchase up to 500,000 shares of the Borrower's common stock at an exercise price equal to $1.00 per share, subject to adjustment for splits, dividends, combinations, mergers, reclassifications and the like, pursuant to the terms of a warrant grant, the form of which is attached hereto as Exhibit "A". Borrower shall deliver to Lender said Warrant within ten calendar days of the date of this Note. In the event Borrower fails to deliver the foregoing Warrant Grant to Lender and/or the form thereof is not acceptable to Lender, said failure shall be deemed a default hereunder entitling Lender to the specific remedies of reducing the conversion price set forth in the Note from $1.00 per share to $0.50 per share and entitling Lender to pre-emptive rights with respect to all shares of Borrower's common stock held by Lender. In exercising said pre-emptive rights, the price paid by Lender shall be the lesser of $1.00 per share or the share price paid by the purchaser whose acquisition gave rise to Lender's pre-emptive right. If at any time the number of authorized and/or unissued shares of common stock shall not be sufficient to effect the conversion of this Note and/or issuance of shares to be issued upon the exercise of pre-emptive rights, the Borrower shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized and/or unissued shares of common stock to such number of shares as shall be sufficient for such purpose.

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7.       ATTORNEYS' FEES AND COSTS

         Borrowers shall pay all attorneys fees in connection with the preparation of this Note. If Lender engages any attorney to enforce or construe any provision of this Note, or as a consequence of any default whether or not any legal action is filed, Borrowers immediately shall pay on demand all reasonable attorneys' fees and other Lender's costs, together with interest from the date of demand until paid at the highest rate of interest then applicable to the unpaid principal, as if the unpaid attorneys' fees and costs had been added to the principal.

8.       WAIVERS

         (a) Borrowers hereby waive and release all benefit that might accrue to Borrowers by virtue of any present or future laws of exemption with regard to real or personal property or any part of the proceeds arising from any sale of that property, from attachment, levy, or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment. Borrowers agree that any real estate that may be levied on under a judgment obtained by virtue hereof, on any writ of execution issued thereon, may be sold on any writ in whole or in part in any order desired by Lender.

         (b) Borrowers and all endorsers, sureties, and guarantors jointly and severally waive presentment for payment, demand, notice of demand, notice of nonpayment or dishonor, protest, notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note. They agree that each shall have unconditional liability without regard to the liability of any other party and that they shall not be affected in any manner by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by Lender. Borrowers and all endorsers, sureties, and guarantors consent to any and all extensions of time, renewals, waivers, or modifications that may be granted by Lender with respect to the payment or other provisions of this Note, and to the release of any collateral or any part thereof, with or without substitution, and they agree that additional borrowers, endorsers, guarantors, or sureties may become parties hereto without notice to them or affecting their liability hereunder.

         (c) Lender shall not be considered by any act of omission or commission to have waived any of its rights or remedies hereunder, unless such waiver is in writing and signed by Lender, and then only to the extent specifically set forth in writing. A waiver on one event shall not be construed as continuing or as a bar to or waiver of any right or remedy to a subsequent event.

9.       NOTICES

         All notices required under or in connection with this Note shall be delivered or sent by certified or registered mail, return receipt requested, postage prepaid, to the addresses set forth in Paragraph 1 hereof, or to another address that any party may designate from time to time by notice to the others in the manner set forth herein. All notices shall be considered to have been given or made either at the time of delivery thereof to an officer or employee or on the third business day following the time of mailing in the aforesaid manner.


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10.      COSTS AND EXPENSES

         Borrowers shall pay the cost of any revenue tax or other stamps now or hereafter required by law at any time to be affixed to this Note.

11.      NO PARTNERSHIP OR JOINT VENTURE

         Nothing contained in this Note or elsewhere shall be construed as creating a partnership or joint venture between Lender and Borrowers or between Lender and any other person or as causing the holder of the Note to be responsible in any way for the debts or obligations of Borrowers or any other person.

12.      INTEREST RATE LIMITATION

         Notwithstanding anything contained herein to the contrary, the holder hereof shall never be entitled to collect or apply as interest on this obligation any amount in excess of the maximum rate of interest permitted to be charged by applicable law. If the holder of this Note ever collects or applies as interest any such excess, the excess amount shall be applied to reduce the principal debt; and if the principal debt is paid in full, any remaining excess shall be paid forthwith to Borrowers. In determining whether the interest paid or payable in any specific case exceeds the highest lawful rate, the holder and Borrowers shall to the maximum extent permitted under applicable law (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest; (b) exclude voluntary prepayments and the effects of these; and (c) spread the total amount of interest throughout the entire contemplated term of the obligation so that the interest rate is uniform throughout the term. Nothing in this paragraph shall be considered to increase the total dollar amount of interest payable under this Note.

13.      OBLIGATIONS OF THE PERSONS UNDER THIS NOTE

         If more than one person signs this Note, each person is fully and personally obligated to keep all of the promises made in this Note, including the promise to pay the full amount owed. Any person who is a guarantor, surety or endorser of this Note is also obligated to do these things. Any person who takes over these obligations, including the obligations of a guarantor, surety or endorser of this Note is also obligated to keep all of the promises made in this Note. The Note Holder may enforce its rights under this Note against each person individually or against all of us together. This means that any one of us may be required to pay all of the amounts owed under this Note.

14.      MODIFICATION

         In the event this Note is pledged or collaterally assigned by Lender at any time or from time to time before the maturity date, neither Borrowers nor Lender shall permit any modification of this Note without the consent of the pledgee/assignee.

15.      NUMBER AND GENDER

         In this Note the singular shall include the plural and the masculine shall include the feminine and neuter gender, and vice versa, if the context so requires.


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16.      HEADINGS

         Headings at the beginning of each numbered paragraph of this Note are intended solely for convenience of reference and are not to be construed as being a part of the Note.

17.      TIME OF ESSENCE

         Time is of the essence with respect to every provision of this Note.

18.      GOVERNING LAW

         This Note shall be construed and enforced in accordance with the laws of the State of Florida, except to the extent that federal laws preempt the laws of the State of Florida.

         IN WITNESS WHEREOF, Borrowers have executed this Convertible Promissory Note on the date set forth above.

Signed in the presence of:                          AGU Entertainment Corp

                                                    By:  /s/ David C. Levy
                                                      --------------------------
                                                      David Levy, President


PREPARED BY:  Blank Rome LLP

1200 N. Federal Highway
Suite 417
Boca Raton, FL 33432
Attn: Bruce C. Rosetto, Esq.



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